Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2014

Board of Directors Authorizes a 25 Percent Increase
in the Quarterly Cash Dividend to $0.05 Per Share

HIGH POINT, N.C. (November 25, 2013) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended October 27, 2013.

Fiscal 2014 Second Quarter Highlights:

▪
Net sales were $70.6 million, up eight percent, with mattress fabric sales up two percent and upholstery fabric sales up 17 percent, as compared with the same quarter last year.  This reflects the highest sales level for the second quarter in nine years.

▪	Pre-tax income was $4.8 million, up six percent from $4.5 million in the second quarter of fiscal 2013.

▪
Adjusted net income (non-GAAP) was $4.1 million, or $0.33 per diluted share, for the current quarter, compared with $3.9 million, or $0.31 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6). Net income (GAAP) was $3.1 million, or $0.25 per diluted share, compared with net income of $8.3 million, or $0.67 per diluted share, in the prior year period.

▪
The company’s financial position remained strong with a total cash position of $30.5 million and total debt of $5.0 million as of October 27, 2013, even after spending $4.0 million in total for  debt and interest payments, dividends and capital expenditures during the quarter.

▪	The company announced a 25 percent increase in its quarterly cash dividend from $0.04 to $0.05 per share, commencing in the third quarter of fiscal 2014.

Fiscal 2014 Year to Date Highlights

▪
Year to date sales were $140.7 million, up four percent from the same period a year ago, with mattress fabrics segment sales up one percent and upholstery fabrics segment sales up nine percent over the same period a year ago.

▪	Year to date pre-tax income was $10.3 million, up five percent from $9.9 million for the same period last year.

▪	Year to date adjusted net income (non-GAAP) was $8.8 million, or $0.70 per diluted share, compared with $8.4 million, or $0.67 per diluted share, for the prior year period.

▪	Net income (GAAP) was $6.3 million, or $0.51 per diluted share, compared with net income of $11.8 million, or $0.94 per diluted share, for the same period a year ago.

▪	Consolidated return on capital was 29 percent, equal to the same period a year ago.

▪	Free cash flow was $7.5 million, up from $5.7 million for the same period a year ago.

▪
The projection for third quarter fiscal 2014 is for overall sales to be five to nine percent higher as compared to the previous year’s third quarter.  Pre-tax income for the third quarter of fiscal 2014 is expected to be in the range of $4.5 to $5.0 million.  Pre-tax income for the third quarter of fiscal 2013 was $4.5 million.

-MORE-

CFI Announces Results for Second Quarter Fiscal 2014

November 25, 2013

Overview

For the second quarter ended October 27, 2013, net sales were $70.6 million, an eight percent increase compared with $65.6 million a year ago.  The company reported net income of $3.1 million, or $0.25 per diluted share, for the second quarter of fiscal 2014, compared with net income of $8.3 million, or $0.67 per diluted share, for the second quarter of fiscal 2013.  Net income for the second quarter of 2014 included an income tax expense of $1.7 million, while net income for the previous year period included an income tax benefit of $3.7 million.  The income tax benefit for the second quarter of fiscal 2013 included a benefit of $5.6 million, of which $12.2 million was for the non-cash reversal of primarily all of the remaining valuation allowance associated with the company’s net deferred tax assets in the U.S., partially offset by a non-cash income tax charge of $6.6 million associated with the sourced earnings from the company’s subsidiaries in Canada and China.

Given the volatility in the income tax area during previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to $50.7 million in U.S. net operating loss carryforwards as of the end of fiscal 2013.  For the second quarter of fiscal 2014, adjusted net income was $4.1 million, or $0.33 per diluted share, compared with $3.9 million, or $0.31 per diluted share, for the second quarter fiscal 2013.  On a pre-tax basis, the company reported income of $4.8 million compared with pre-tax income of $4.5 million for the second quarter of fiscal 2013.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased with our second quarter performance, marking another excellent quarter and building upon a solid first quarter.  We continue to experience favorable customer response to our designs and wide range of products, and we are excited about the progress we are making in product innovation and creativity.  These efforts, which are our top strategic priority, are making significant contributions to our sales and profit performance, with an increasing percentage of our sales coming from recent product introductions.  We compete in a product and fashion driven business that is always changing.  As a result, our ability to create innovative fabrics season after season is the key driver to our long-term success.

“We are also pleased that our consistent financial performance, higher cash flow and sound balance sheet have enabled us to reward our shareholders with a 25 percent increase in our quarterly cash dividend.  Looking ahead, we continue to expect another strong year of free cash flow this fiscal year,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the second quarter were $40.3 million, up two percent compared with $39.7 million for the second quarter of fiscal 2013.

“Our results for the second quarter of fiscal 2014 were in line with our expectations,” said Iv Culp, president of Culp’s mattress fabrics division.  “We were pleased with the consistent sales performance during what has been an unsteady demand period in the mattress industry.  Our mattress fabric business has delivered solid results in spite of some intermittent industry headwinds.  Our operating results for the second quarter were affected by higher sampling and development costs in advance of new customer roll-outs for calendar 2014, as well as continued transition costs for our Culp-Lava operation.

“We have continued to capitalize on the growing consumer demand for ‘better’ designed bedding products,” Culp continued.  “As the mattress industry has evolved into a much more decorative business, our customers are more selective in their fabric choices to achieve today’s fashionable look.  In response to this demand trend, we have increased our design staff, as well as expanded our design capabilities and technical expertise, to develop an array of innovative fabric choices across all price points.  Additionally, we have a scalable manufacturing platform and reactive capacity that supports our ability to deliver a diverse and favorable product mix in line with customer demand.  As a result, we have enhanced our competitive position as a leading supplier of mattress fabrics and covers to all major players across all categories in the mattress industry.  We are encouraged by the response to our exciting new innovative designs and recent product introductions with strong future placements for business in early calendar 2014.

-MORE-

CFI Announces Results for Second Quarter Fiscal 2014

November 25, 2013

“We also continued to make progress with Culp-Lava, our new mattress cover operation, and we are pleased with the increased sales contribution during the second quarter.  We are continuing to focus on improving our operating efficiencies through this transition period for Culp-Lava.  With most of the training and development work behind us, we are beginning to realize improved productivity that will gradually add capacity and enhance reactivity.  We are excited about the opportunities ahead to leverage this new platform and enhance Culp’s leadership position in the bedding industry,” added Culp.

Upholstery Fabrics Segment

Sales for this segment were $30.3 million for the second quarter of fiscal 2014, a 17 percent improvement compared with sales of $25.9 million in the second quarter of fiscal 2013.

“We had a solid performance in our upholstery fabrics business during the second quarter of fiscal 2014 with higher than expected sales,” noted Saxon.  “The sales increase was product-driven as we have continued to see very favorable customer response to our creative designs and new product introductions.  Innovation is a critical factor for success in today’s fashion-driven home furnishings business, and our design team has done an exceptional job in anticipating customers’ style preferences.  Our ability to offer a diverse product mix of fabric styles and price points, supported by outstanding service, has enhanced our competitive position.  As a result, we have increased sales both with our key customers and through additional orders from new customers.

“China produced fabrics continued to drive our growth and accounted for 91 percent of Culp’s upholstery fabrics sales during the quarter.  The ability to leverage our design capabilities with our scalable and 100% owned China platform has been an important advantage for Culp.  We are also pleased with the steady progress made through our Culp Europe operation, which further supports our global sales efforts.”

Saxon continued, “We are pleased with the trends in our upholstery fabrics business with strong fabric placements with customers at the recent October furniture market.  Looking ahead, we are well positioned to build on this momentum; especially as the housing market gains more traction and consumer confidence improves.”

Balance Sheet

“We have continued to maintain a strong financial position, even as we returned cash to shareholders and reduced our debt during the quarter,” added Saxon.  “The company has generated $7.5 million in free cash flow through the first six months of fiscal 2014, compared to $5.7 million for the same period last year.  As of October 27, 2013, we reported $30.5 million in cash and cash equivalents and short-term investments.  This cash position also reflects a scheduled debt and interest payment of $2.5 million made during the quarter.  Additionally, the company paid a $0.04 per share dividend on October 15, 2013.  Total debt at the end of the second quarter was $5.0 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.  Notably, our net cash position, or cash minus total debt, was $25.5 million at the end of the second quarter, representing the highest net cash level in the company’s history.

Increase in Quarterly Cash Dividend Payment

The company also announced that its Board of Directors has approved a 25 percent increase in payment of a quarterly cash dividend from $0.04 to $0.05 per share, commencing in the third quarter of fiscal 2014.  The dividend will be paid on January 20, 2014, to shareholders of record as of the close of business on January 6, 2014.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

-MORE-

CFI Announces Results for Second Quarter Fiscal 2014

November 25, 2013

Outlook

Commenting on the outlook for the third quarter of fiscal 2014, Saxon remarked, “We expect overall sales to be five to nine percent higher as compared with the third quarter of last year.

“We expect sales in our mattress fabrics segment to be three to seven percent higher compared with the same period a year ago.  Operating income in this segment is expected to be higher than the same period a year ago, while operating margins are expected to be comparable to last year.

“In our upholstery fabrics segment, we expect sales to be six to ten percent higher than the previous year’s third quarter results.  We believe the upholstery fabric segment’s operating income will be higher than the same quarter of last year, while operating margins are expected to be comparable to last year.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2014 in the range of $4.5 million to $5.0 million.  Pre-tax income for last year’s third quarter was $4.5 million.”

In closing, Saxon remarked, “We are pleased with an excellent first half of fiscal 2014, which reflects gains in sales and profitability over a strong first half of last fiscal year.  We have many reasons to be optimistic about the future with our outstanding design capabilities and innovative product offerings that are resonating with customers in both businesses.  We will continue to leverage our scalable and global manufacturing platforms to deliver these products and keep pace with expected industry demand.  We are also optimistic about an improved economic outlook, especially as the housing market gains more traction and supports higher consumer demand for home furnishings.  We believe Culp is favorably positioned for continued growth in this environment with the financial strength to execute our strategic initiatives and reward shareholders.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A or other expenses, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2013 for the fiscal year ended April 28, 2013.

-MORE-

CFI Announces Results for Second Quarter Fiscal 2014

November 25, 2013

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2013	2012	2013	2012

Net sales	$70,589,000	$65,560,000	$140,730,000	$134,744,000
Income before income taxes	$4,814,000	$4,532,000	$10,349,000	$9,903,000
Net income	$3,096,000	$8,268,000	$6,326,000	$11,792,000
Net income per share:
Basic	$0.25	$0.68	$0.52	$0.95
Diluted	$0.25	$0.67	$0.51	$0.94

Adjusted net income	$4,063,000	$3,852,000	$8,735,000	$8,418,000
Adjusted net income per share
Basic	$0.33	$0.32	$0.72	$0.68
Diluted	$0.33	$0.31	$0.70	$0.67

Average shares outstanding:
Basic	12,183,000	12,191,000	12,165,000	12,371,000
Diluted	12,389,000	12,348,000	12,391,000	13,541,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2013	2012	2013	2012

Income before income taxes	$4,814,000	$4,532,000	$10,349,000	$9,903,000
Adjusted income taxes (2)	$751,000	$680,000	$1,614,000	$1,485,000
Adjusted net income	$4,063,000	$3,852,000	$8,735,000	$8,418,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $50.7 million in net operating loss carryforwards.  Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 15.6% for fiscal 2014 and 15.0% for fiscal 2013.

-MORE-

CFI Announces Results for Second Quarter Fiscal 2014

November 25, 2013

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Six Months Ended October 27, 2013, and October 28, 2012
(Unaudited)
(Amounts in Thousands)

		SIX MONTHS ENDED

		Amounts
		October 27,	October 28.
		2013	2012

Consolidated Effective GAAP Income Tax Rate	(1)	38.9%	(19.1)%

Reduction of U.S. Valuation Allowance		-	123.0%

Undistributed earnings from foreign subsidiaries		-	(66.5)%

Non-Cash U.S. Income Tax Expense		(23.0)%	(20.4)%

Non-Cash Foreign Income Tax Expense		(0.3)%	(2.0)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.6%	15.0%

		THREE MONTHS ENDED
		As reported		October 27, 2013	As reported		October 28, 2012
		October 27,		Proforma Net	October 28,		Proforma Net
		2013	Adjustments	of Adjustments	2012	Adjustments	of Adjustments

Income before income taxes		$4,814	$-	$4,814	$4,532		$4,532

Income taxes (3)		1,718	$(967)	751	(3,736)	$4,416	680
Net income		$3,096	$967	$4,063	$8,268	$(4,416)	$3,852

Net income per share-basic		$0.25	$(0.08)	$0.33	$0.68	$0.36	$0.32
Net income per share-diluted		$0.25	$(0.08)	$0.33	$0.67	$0.36	$0.31
Average shares outstanding-basic		12,183	12,183	12,183	12,191	12,191	12,191
Average shares outstanding-diluted		12,389	12,389	12,389	12,348	12,348	12,348

		SIX MONTHS ENDED
		As reported		October 27, 2013	As reported		October 28, 2012
		October 27,		Proforma Net	October 28,		Proforma Net
		2013	Adjustments	of Adjustments	2012	Adjustments	of Adjustments

Income before income taxes		$10,349	$-	$10,349	$9,903	$-	$9,903

Income taxes (3)		4,023	$(2,409)	1,614	(1,889)	$3,374	1,485
Net income		$6,326	$2,409	$8,735	$11,792	$(3,374)	$8,418

Net income per share-basic		$0.52	$(0.20)	$0.72	$0.95	$0.27	$0.68
Net income per share-diluted		$0.51	$(0.19)	$0.70	$0.94	$0.27	$0.67
Average shares outstanding-basic		12,165	12,165	12,165	12,371	12,371	12,371
Average shares outstanding-diluted		12,391	12,391	12,391	12,541	12,541	12,541

(1) Calculated by dividing consolidated income tax expense (benefit) by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

Reconciliation of Free Cash Flow
For the Six Months Ended October 27, 2013, and October 28, 2012
(Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	October 27, 2013	October 28, 2012

Net cash provided by operating activities	$9,443	$7,650
Minus: Capital Expenditures	(1,900)	(1,946)
Add: Proceeds from the sale of equipment	113	-
Minus: Payments on life insurance policies	(30)	-
Add: Excess tax benefits related to stock-based compensation	143	60
Effects of exchange rate changes on cash and cash equivalents	(298)	(59)

Free Cash Flow	$7,471	$5,705

-MORE-

CFI Announces Results for Second Quarter Fiscal 2014

November 25, 2013

Reconciliation of Return on Capital
For the Six Months Ended October 27, 2013, and October 28, 2012
(Unaudited)
(Amounts in thousands)

	Six Months Ended		Six Months Ended
	October 27, 2013		October 28, 2012

Consolidated Income from Operations	$11,009		$10,148
Average Capital Employed (2)	76,019		71,220

Return on Average Capital Employed (1)	29.0%		28.5%

Average Capital Employed

	October 27, 2013	July 28, 2013	April 28, 2013

Total assets	$156,242	$151,101	$144,706
Total liabilities	(54,727)	(52,516)	(49,123)

Subtotal	$101,515	$98,585	$95,583
Less:
Cash and cash equivalents	(24,267)	(21,423)	(23,530)
Short-term investments	(6,220)	(6,174)	(5,286)
Income taxes receivable	-	(292)	(318)
Deferred income taxes - current	(7,745)	(7,747)	(7,709)
Deferred income taxes - non-current	(661)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200
Line of credit	585	560	561
Income taxes payable - current	304	320	285
Income taxes payable - long-term	4,141	4,176	4,191
Deferred income taxes - non-current	5,016	4,335	3,075
Long-term debt, less current maturities	2,200	4,400	4,400

Total Capital Employed	$77,068	$78,289	$72,699

Average Capital Employed (2)	$76,019

	October 28, 2012	July 29, 2012	April 29, 2012

Total assets	$142,443	$143,160	$144,716
Total liabilities	(47,055)	(51,329)	(55,716)

Subtotal	$95,388	$91,831	$89,000
Less:
Cash and cash equivalents	(23,464)	(21,889)	(25,023)
Short-term investments	(5,241)	(5,200)	(5,941)
Deferred income taxes - current	(4,470)	(2,337)	(2,467)
Deferred income taxes - non-current	(4,738)	(2,715)	(3,205)
Current maturities of long-term debt	2,401	2,400	2,404
Line of credit	875	834	889
Income taxes payable - current	385	751	642
Income taxes payable - long-term	4,188	4,131	4,164
Deferred income taxes - non-current	856	705	705
Long-term debt, less current maturities	4,416	6,666	6,719

Total Capital Employed	$70,596	$75,177	$67,887

Average Capital Employed (2)	$71,220

Notes:
(1)
Return on average capital employed represents operating income for the six month period ending October 27, 2013 or October 28, 2012 times two quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term debt, including current maturities, line of credit,  current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2)
Average capital employed used for the six months ending October 27, 2013 was computed using the three quarterly periods ending October 27,2013, July 28, 2013 and April 28, 2013. Average capital employed used for the six months ending October 28, 2012 was computed using the three quarterly periods ending October 28, 2012, July 29, 2012 and April 29, 2012.

-END-